Contact:	Marlys Knutson
Public Relations
Polaris Industries Inc.
763-542-0533

Richard Edwards
Investor Relations
Polaris Industries Inc.
763-513-3477

POLARIS INDUSTRIES INC. AND KTM ANNOUNCE STRATEGIC PARTNERSHIP

☐	Polaris to purchase 24-percent interest in KTM
☐	Companies to cooperate on product, technology, manufacturing and distribution projects
☐	Potential for relationship expansion in 2007

MINNEAPOLIS, July 19, 2005 — Polaris Industries Inc. (NYSE/PSE:PII) announced today that it will purchase a 24-percent interest in Austrian motorcycle manufacturer KTM Power Sports AG, formerly known as Cross Holding AG, and partner with KTM on several important strategic projects. The goal of the partnership is to strengthen the competitive position of both companies and provide tangible benefits to customers, dealers, suppliers and shareholders.

     During the first phase of the partnership, each company will continue to be run separately, but will work together on several specific cooperative projects involving new product development, engine technology sharing, distribution, manufacturing, and purchasing. This initial phase of the partnership will last approximately two years and, in addition to the cooperative projects, will involve the following:

•	Polaris will purchase a 24-percent stake in KTM Power Sports AG from an institutional investor for 66.6 million Euros or approximately $80 million funded from Polaris’ existing bank line of credit arrangement. This represents approximately a 12 percent discount to the market value of the shares purchased reflecting the size of the block of shares purchased and the fact that the shares are thinly traded. KTM Power Sports AG (formerly known as Cross Holding AG, which is publicly traded on the Vienna Stock Exchange under the symbol CRO), owns and controls KTM Sportmotorcycle AG, a leading European manufacturer of motorcycles with fiscal year 2004 revenue of over 400 million Euros. Over its history, KTM has earned a reputation for providing class-leading, ready-to-race, off-road motorcycles, and recently has entered the on-road motorcycle segment. This transaction, subject to customary closing conditions and regulatory approval, is expected to close during the third quarter of 2005. The actual number of shares purchased and the purchase price are subject to reduction depending upon the number of shares of KTM Power Sports AG outstanding on the closing date.

•	Polaris CEO Tom Tiller is expected to be named to the KTM Supervisory Board after the closing date of the transaction.

•	KTM CEO Stefan Pierer is expected to be named to the Polaris Board of Directors after the closing date of the transaction.

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     The investment in KTM Power Sports AG is expected to be neutral to calendar year 2005 Polaris consolidated earnings per share and somewhat accretive for the full year 2006. There are no changes in employment anticipated at either company as a result of this announcement.

     Additionally, Polaris and KTM Power Sports’ largest shareholder, Cross Industries AG (“Cross”), have entered into option agreements which, under certain conditions in 2007, either Cross may purchase Polaris’ interest in KTM Power Sports AG or, alternatively, Polaris may become the majority shareholder of KTM Power Sports AG. In the latter case, the majority of the purchase price to Cross will be settled in Polaris shares and Cross will become a significant shareholder in the combined Polaris/KTM organization. Cross’ principal shareholders are KTM CEO Stefan Pierer and KTM CFO Rudolf Knünz. The exercise price under both option arrangements are based on market-based, predetermined pricing formulas to be derived from operating results of both companies in 2007.

     “I believe this partnership will provide substantial benefits to both Polaris and KTM, and both company’s dealers, employees, suppliers and shareholders for many years to come,” said Tiller. “We have long admired the success of KTM, and are excited about working together to strengthen both companies. Polaris can benefit from KTM’s substantial experience in motorcycles, an outstanding brand, leading technology, and a solid manufacturing presence and dealer network in Europe. Moreover, this relationship complements nearly every aspect of Polaris’ five-year strategic vision, which is a roadmap to make Polaris the most dominant brand in the powersports industry. Further, we believe the two-step approach we have outlined significantly lessens the cultural and execution risk associated with a partnership of this magnitude.”

     “In essence, this partnership combines the substantial strength, passion, and success of two industry leaders with very similar, successful 50-year histories, but who do not compete directly today. It is a very natural fit for both of us,” added Tiller.

     Mr. Pierer commented, “Polaris and KTM complement each other very well, and we are very excited about our new relationship. By joining forces, we believe we can strengthen KTM’s presence in North America, reduce our production costs, spread our development costs over a larger base, and substantially accelerate our entry into the ATV business. We also look forward to sharing both chassis and engine technology with Polaris. The KTM and Polaris teams should work well together — both companies are driven by innovation, passion, and demand success.”

More information may be found at www.polarisindustries.com under the investor relations section.

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Conference Call to be Held

     Today at 10:00 AM (CDT) Polaris Industries Inc. will host a conference call to discuss the Company’s investment and partnership with KTM. The conference call is accessible by dialing 800-374-6475 in the U.S. or 706-634-4982 for Canada and International calls or via the Investor Relations page of the Company’s web site, www.polarisindustries.com. If listening to the web cast, please allow sufficient time to register and download the latest version of Real Player audio software. The conference call will be available through Tuesday, July 26, 2005 by dialing 800-642-1687 in the U.S., or 706-645-9291 for Canada and International calls and entering passcode 7895582, and on Polaris’ web site.

About Polaris

     Information about the complete line of Polaris products, apparel and vehicle accessories is available from authorized Polaris dealers or from the Polaris homepage at www.polarisindustries.com.

     With annual 2004 sales of $1.8 billion, Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles (ATVs), Victory motorcycles and the Polaris RANGER for recreational and utility use.

     Polaris is the recognized leader in the snowmobile industry; and one of the largest manufacturers of ATVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the motorcycle cruiser marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships.

     Polaris Industries Inc. trades on the New York Stock Exchange and Pacific Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.

About KTM

     KTM Sportmotorcycle AG designs, engineers, manufacturers and markets off-road and on-road motorcycles and related parts, garments and accessories with annual sales of 402 million Euros in 2004. The product portfolio consists of over 23 different off-road and on-road motorcycles ranging in engine size from 50cc to 990cc.

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KTM is best known for it racing heritage. KTM has won 106 World Championship Titles, 10 in 2004 alone. The Company employs approximately 1,500 employees and assembles its engines and motorcycles in Mattighofen, Austria. Additionally, the Company manufactures exhaust systems, frames, shocks and spoke wheels. KTM sells it motorcycles through a network of over 1400 independent dealers and approximately 50 distributors worldwide with Europe being its strongest market. Information about the complete line of KTM products, apparel and vehicle accessories is available from authorized KTM dealers or from the KTM homepage at www.ktm.com.

KTM Power Sports AG, formerly known as Cross Holding AG, is traded on the Vienna stock exchange under the symbol CRO, which is in the process of being changed to the symbol KTM. Additional information on KTM Power Sports AG can be found at www.cross-ag.com., which is in the process of being changed to www.ktm.com/investor relations

Except for historical information contained herein, certain matters set forth in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; benefits from the KTM relationship; environmental and product safety regulatory activity; effects of weather; higher commodity costs; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

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